EXHIBIT 99.2

DISCOVER FINANCIAL SERVICES COMPLETES SALE OF GOLDFISH TO

BARCLAYS BANK

Riverwoods, IL, March 31, 2008 – Discover Financial Services (NYSE: DFS) announced today that it has completed the sale of its Goldfish credit card business, based in the United Kingdom, to Barclays Bank PLC for approximately $70 million in cash subject to a potential post-closing adjustment.

Barclays acquired the card portfolio consisting of approximately 1.7 million Goldfish and affinity card accounts with approximately $3.9 billion of receivables, the Goldfish brand, its operating facilities, certain legal entities and staff.

Discover announced on Feb. 7, 2008, that it reached an agreement to sell its Goldfish business, which previously had been reported as the International Card segment and, as a result, reclassified the net assets of the business to discontinued operations in the first quarter of 2008, restating prior periods for comparability. The company recorded a loss from discontinued operations of $158 million in the first quarter of 2008. This included a loss from the write-down of net assets to fair value of $172 million and net income from operations of $14 million which included gains from the sale of other assets. The company also reported an after-tax non-cash impairment charge of $279 million in its fourth quarter of 2007 related to the Goldfish business.

About Discover Financial Services

Discover Financial Services (NYSE: DFS) is a leading credit card issuer and electronic payment services company with one of the most recognized brands in U.S. financial services. The company operates the Discover Card, America’s cash rewards pioneer. Since its inception in 1986, the company has become one of the largest card issuers in the United States. Its payments businesses consist of the Discover Network, with millions of merchant and cash access locations, and PULSE, one of the nation’s leading ATM/debit networks. For more information, visit www.discoverfinancial.com.

Contacts

Investors:	Media:
Craig Streem, Discover	Leslie Sutton, Discover
+1 224-405-3575	+1 224-405-3965

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Discover Financial Services’ management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the actions and initiatives of current and potential competitors; our ability to manage credit risks and securitize our receivables at acceptable rates; changes in economic variables, such as the number and size of personal bankruptcy filings, the rate of unemployment and the levels of consumer confidence and consumer debt; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments and other market indices; the availability and cost of funding and capital; access to U.S. debt markets; the ability to increase or sustain Discover Card usage or attract new cardmembers and introduce new products and services; our ability to attract new merchants and maintain relationships with current merchants; material security breaches of key systems; unforeseen and catastrophic events; our reputation; the potential effects of technological changes; the effect of political, economic and market conditions and geopolitical events; unanticipated developments relating to lawsuits, investigations or similar matters; the impact of current, pending and future legislation, regulation and regulatory and legal actions; our ability to attract and retain employees; the ability to protect our intellectual property; the impact of our separation from Morgan Stanley; the impact of any potential future acquisitions; investor sentiment; and the restrictions on our operations resulting from indebtedness incurred during our separation from Morgan Stanley.

These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available. Additional factors that could cause Discover Financial Services’ results to differ materially from those described in the forward-looking statements can be found in the Company’s annual report on Form 10-K, filed with the SEC and available at the SEC’s internet site (http://www.sec.gov).